Exhibit 99.1

NEWS RELEASE	CONTACT:	Scott B. Flaherty
EVP & Chief Financial Officer
561.349.9989

Announcement of Series A Preferred Stock Purchase Agreement

COCONUT CREEK, FL — October 1, 2024 — Willis Lease Finance Corporation (NASDAQ: WLFC) (“WLFC”) today reported that on September 27, 2024, WLFC entered into a Series A Preferred Stock Purchase Agreement with the Development Bank of Japan Inc., which refinances WLFC’s $50 million of aggregate Series A-1 and Series A-2 preferred stock into one $65 million preferred stock series with a seven-year term, at the rate per annum of 8.35% per share.

“The Development Bank of Japan’s preferred stock investment is the result of a strong, long-term relationship between our two organizations, and we are proud to have them as partners,” said Scott B. Flaherty, Executive Vice President and Chief Financial Officer of WLFC. “The expansion of their investment provides WLFC with incremental equity to support the continued growth of our business.”

Willis Lease Finance Corporation

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair, and overhaul providers worldwide. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services through Willis Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through Willis Aeronautical Services, Inc. Additionally, through Willis Engine Repair Center®, Jet Centre by Willis, and Willis Aviation Services Limited, the Company’s service offerings include Part 145 engine maintenance, aircraft line and base maintenance, aircraft disassembly, parking and storage, airport FBO and ground and cargo handling services.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as war, terrorist activity and the COVID-19 pandemic; changes in oil prices, rising inflation and other disruptions to world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in WLFC’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

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